Designated Filer:	STONEHILL INSTITUTIONAL PARTNERS, L.P.
Issuer & Ticker Symbol:	WCI Communities, Inc. [WCIC]
Date of Event Requiring Statement: July 24, 2013

Explanation of Responses

(1)
This Form 3 is being filed on behalf of Stonehill Institutional Partners, L.P., a Delaware limited partnership ("Partners"), Stonehill Capital Management LLC, a Delaware limited liability company ("Management"), Stonehill General Partner, LLC, a Delaware limited liability company ("GP"), and Messrs. John Motulsky, Christopher Wilson, Wayne Teetsel, Thomas Varkey, Jonathan Sacks, Peter Sisitsky and Michael Thoyer (collectively, the "Reporting Persons").

(2)
GP is the sole general partner of Partners. Management is the investment advisor to Partners. Messrs. Motulsky, Wilson, Teetsel, Varkey, Sacks, Sisitsky and Thoyer are managing members of GP and Management and may be deemed to control Partners, GP and Management.  Each of Management, GP and Messrs. Motulsky, Wilson, Teetsel, Varkey, Sacks, Sisitsky and Thoyer disclaim beneficial ownership of all shares of the WCIC common stock held directly by Partners except to the extent of any indirect pecuniary interest therein.